Exhibit 10.21
RC2 Corporation
1111 W. 22nd Street
Suite 320
Oak Brook, IL  60523
Phone (630) 573-7200
Fax (630) 573-7575

December 28, 2010

Peter J. Henseler 113 Lewis Lane Wheaton, IL 60187
Dear Pete:	Re:	Amendment to Employment Agreement

The purpose of this letter is to make a technical amendment to the Employment Agreement between you and RC2 dated April 1, 2008 (your "Employment Agreement").  The following is hereby added to the end of section 6(d) of your Employment Agreement:

Notwithstanding anything herein to the contrary, any Change of Control Severance Payment in excess of the Severance Exception Limit shall be paid on the same schedule as Salary Continuation Severance Payments (in proportionate installments for amounts calculated with reference to Base Salary) and the Bonus Severance Payment (in proportionate installments for amounts calculated with reference to the Bonus Plan) unless the applicable Termination Date occurs within the two-year period following a "change in control event" (within the meaning of Treasury Regulation section 1.409A-3(i)(5)).

Undefined terms in this letter have the meaning provided in your Employment Agreement.  Please confirm your acceptance of this letter and the amendment to your Employment Agreement by signing and returning a copy of this letter to me.

Yours very truly,

RC2 CORPORATION

BY /s/  Linda A. Huett
Linda A. Huett
Compensation Committee Chairperson
Accepted and agreed to this
30th day of December, 2010

/s/  Peter J. Henseler
Peter J. Henseler